Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Coffee Holding, Co., Inc. on Form S-8 (No. 333-233065) of our report dated March 16, 2023, with respect to our audits of the consolidated financial statements of Coffee Holdings, Co., Inc. and Subsidiaries as of October 31, 2021 and for each of the two years in the period ended October 31, 2021, which report is included in this Annual Report on Amendment No. 1 to Form 10-K of Coffee Holding, Co., Inc. for the year ended October 31, 2021.

/s/ Marcum llp

Marcum llp

New York, New York

March 16, 2023